IRREVOCABLE PROXY

         In consideration of the terms of a Redemption Agreement between Cheung Laboratories, Inc. (the "Corporation") and the undersigned, dated June 6, 1996, the undersigned holder of 20,000,000 shares of the common stock of the Corporation (hereinafter referred to as the "Common Stock") hereby appoints Dr. Augustine Y. Cheung as agent and proxy of the undersigned, and representative of the Corporation, with full power of substitution, to vote all shares of Common Stock which the undersigned would be entitled to vote, with all power which the undersigned would possess, upon all matters that may properly come before the shareholders of the Corporation.

         This proxy shall be irrevocable for the period June 6, 1996 through February 28, 1997 and the undersigned hereby revokes any proxy or proxies heretofore given to vote such shares of Common Stock.

WITNESS:                                             STOCKHOLDER:



                                                  /S/ Gao Yu Wen
                                                      Gao Yu Wen